As filed with the Securities and Exchange Commission on January 24, 2024

Registration No. 333-228067

Registration No. 333-230432

Registration No. 333-241646

Registration No. 333-258446

Registration No. 333-266507

Registration No. 333-273894

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-228067

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230432

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-241646

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-258446

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-266507

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-273894

UNDER

THE SECURITIES ACT OF 1933

ORCHARD THERAPEUTICS PLC

(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

245 Hammersmith Road

London W6 8PW

United Kingdom

+44 (0) 203 808 8286

(Address of Principal Executive Offices)

Orchard Therapeutics Limited 2016 Employee Share Option Plan with Non-Employee Sub-

Plan and U.S. Sub-Plan, as amended

Orchard Therapeutics plc 2018 Share Option and Incentive Plan

Orchard Therapeutics plc 2018 Employee Share Purchase Plan

Orchard Therapeutics plc 2020 Inducement Equity Plan

(Full title of the plans)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

+1 212 947 7200

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Orchard Therapeutics plc, a public limited company incorporated under the laws of England and Wales (the “Registrant”), with the Securities and Exchange Commission (the “SEC”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued under such Registration Statements:

•

Registration Statement (File No. 333-228067), filed with the SEC on October 31, 2018, pertaining to the registration of an aggregate of 10,135,454 ordinary shares, nominal value £0.10 per share (the “Shares”), issuable upon the exercise of outstanding stock option awards under the Registrant’s 2016 Employee Share Option Plan with Non-Employee Sub-Plan and U.S. Sub-Plan, as amended, an aggregate of 4,254,741 Shares available for issuance under the Registrant’s 2018 Stock Option and Incentive Plan (the “2018 Plan”), and an aggregate of 850,948 Shares available for issuance under the Registrant’s 2018 Employee Stock Purchase Plan (the “2018 ESPP”).

•

Registration Statement (File No. 333-230432), filed with the SEC on March 22, 2019, pertaining to the registration of an aggregate of 4,293,278 Shares available for issuance under the 2018 Plan, and an aggregate of 858,656 Shares available for issuance under the 2018 ESPP.

•

Registration Statement (File No. 333-241646), filed with the SEC on August 6, 2020, pertaining to the registration of an aggregate of 4,846,186 Shares available for issuance under the 2018 Plan, and an aggregate of 1,000,000 Shares available for issuance under the Registrant’s 2020 Inducement Equity Plan.

•	Registration Statement (File No. 333-258446), filed with the SEC on August 4, 2021, pertaining to the registration of an aggregate of 4,914,180 Shares available for issuance under the 2018 Plan.

•	Registration Statement (File No. 333-266507), filed with the SEC on August 4, 2022, pertaining to the registration of an aggregate of 6,283,704 Shares available for issuance under the 2018 Plan.

•

Registration Statement (File No. 333-273894), filed with the SEC on August 10, 2023, pertaining to the registration of an aggregate of 6,347,361 Shares available for issuance under the 2018 Plan, and an aggregate of 1,269,472 Shares available for issuance under the 2018 ESPP.

On January 24, 2024, pursuant to the Transaction Agreement, dated October 5, 2023 (the “Transaction Agreement”), by and between the Registrant and Kyowa Kirin Co., Ltd., a Japanese joint stock company (kabushiki kaisha) (“Kyowa Kirin”), Kyowa Kirin International plc, a wholly owned subsidiary of Kyowa Kirin, acquired the entire issued and to be issued share capital of the Registrant pursuant to a scheme of arrangement under Part 26 of the U.K. Companies Act 2006 (the “Scheme of Arrangement”, and such acquisition, the “Transaction”), whereby the Registrant became a wholly-owned subsidiary of Kyowa Kirin.

As a result of the Transaction, the Registrant has terminated, as of the date hereof, all offerings of the Registrant’s securities pursuant to the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all of such securities, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on January 24, 2024.

ORCHARD THERAPEUTICS PLC

By:	/s/ Frank E. Thomas
Name:	Frank E. Thomas
Title:	President and Chief Operating Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Orchard Therapeutics plc has signed this registration statement on January 24, 2024.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.